Exhibit 99.3

Heron Therapeutics, Inc.

ID: 94-2875566

100 Regency Forest Drive, Suite 300

Cary, NC 27518

Notice of Grant of Stock Options and Option Agreement

[Name] Option Number: [To be inserted]

[ADDRESS] Plan: [To be inserted]

Effective [DATE], you have been granted a(n) Non-Qualified Stock Option to buy [NUMBER] shares of HERON THERAPEUTICS, INC. (the “Company” or “Heron”) stock at $ [PRICE] per share.

The total option price of the shares granted is $[PRICE].

Shares in each period will become fully vested based on the performance goals shown.

Shares Vest Type Full Vest Expiration

[to be inserted] Performance [to be inserted]

The cumulative number of shares that will vest is determined based on the Heron stock price (as defined as the date on which the closing price of the Company’s common stock equals or exceeds the below listed value per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) for any 20 trading days within any 30-trading day period), as set forth below:

Stock Price #PSOs

$[AMOUNT] [#PSOs]

By your signature and the Company’s signature below, you and the Company agree that these options are not granted under but governed by the terms and conditions of the Company’s 2007 Equity Incentive Plan as amended and the Option Agreement, all of which are attached and made part of this document. Further, these options are subject to the provisions of your offer letter [DATED] upon a Change in Control, as defined therein.

HERON THERAPEUTICS, INC. [NAME OF AWARDEE]

_________________________________ _________________________________

Date: ____________________________ Date: ____________________________